Exhibit 10.1

Acceleration and Clawback Acknowledgement

As you are aware, on December 14, 2021, R. R. Donnelley & Sons Company (the “Company”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Chatham Delta Parent, Inc., a Delaware corporation (“Chatham Parent”), and Chatham Delta Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Chatham Parent (“Chatham Acquisition Sub”), providing for the merger of Chatham Acquisition Sub with and into the Company (the “Merger”), whereupon the separate existence of Chatham Acquisition Sub shall cease, and the Company shall continue under the name “R. R. Donnelley & Sons Company” as the surviving corporation.

In connection with the Merger (and any subsequent merger and merger agreement as may be entered into between the Company and another party (a “Subsequent Merger”)), certain employees of the Company, including yourself, may be entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December 14, 2021, the Board of Directors (the “Board”) of the Company approved, and Chatham Parent and Chatham Acquisition Sub subsequently approved, certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating the payment of certain compensation to December 2021 that would otherwise have been paid to you in subsequent years.

As described in Section 4 below, the acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Acknowledgement (the “Acknowledgement”).

1.	Accelerated Payment of Certain Compensation

If you sign this Acknowledgement of your obligations to repay certain of the following payments and to be subject to true-up conditions with respect such payments, as described in Sections 2 and 3 below, then the Company will provide for one or more of the following payments to you in December 2021 (rather than at the times such payments would otherwise have vested and been paid) to the extent applicable to you and to the extent set forth on Schedule A hereto:

(i)	Payment of your fiscal year 2021 Annual Incentive Plan (“AIP”) bonus that otherwise would be payable in 2022 (the “FY21 AIP”) with performance deemed to be 110% of target (the “Accelerated Bonus”);

(ii)	Accelerated vesting and settlement of certain Company restricted stock units (“RSUs”) that would otherwise have vested in 2022, 2023 or 2024, as applicable (the “Accelerated RSUs”);

(iii)

Accelerated vesting and settlement of certain Company performance restricted stock units (“PSUs”) granted in 2019, 2020 and 2021, assuming vesting at 150%, 150% and 100% performance levels, respectively (the “Accelerated PSUs”);

(iv)	Accelerated vesting and payout of phantom RSUs that would otherwise have vested in 2022, 2023 and 2024 (the “Accelerated Phantom RSUs”); and

(v)	Accelerated vesting and payout of phantom PSUs granted in 2019 and 2020, in each case assuming vesting at 150% performance levels, respectively (the “Accelerated Phantom PSUs”).

The Accelerated Bonus, Accelerated RSUs, Accelerated PSUs, Accelerated Phantom RSUs and Accelerated Phantom PSUs (collectively, as applicable, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive upon the consummation of the Transaction so there will in no event be any duplication of payments.

2.	Clawback of Accelerated Payment

(a)    In the event that you voluntarily terminate your employment with the Company or your employment is terminated for “cause” (as defined in your [employment agreement with the Company, dated October 16, 2016]/[change in control agreement between you and the Company] prior to the Closing Date (as defined in the Merger Agreement) or the closing of any Subsequent Merger if applicable, or, if earlier, prior to the date on which the applicable payment would have been made but for the payment of the Accelerated Amounts (including payments for pro-rata vested amounts under retirement provisions in applicable award agreements), and such termination otherwise would result in forfeiture of any portion of the Accelerated RSUs, Accelerated Phantom RSUs, Accelerated PSUs or Accelerated Phantom PSUs that constitute Acceleration Amounts, as applicable, then you shall, and you hereby agree to, repay to the Company the applicable number of shares underlying Accelerated RSUs and PSUs that were settled in shares in connection with the Accelerated Amounts and the cash amount underlying the Phantom RSUs and Phantom PSUs that were settled in cash, in each case that constitute Accelerated Amounts, as applicable, received by you on a net after-tax basis; provided that, such net amounts to be repaid will be based on your 2021 marginal combined tax rate.

(b)    If you are required to make any repayment pursuant to Section 2(a) above or Section 3(a) below and you fail to repay such amount(s) in a timely manner, you will be required to reimburse the Company for any reasonable fees (including reasonable attorney’s fees) or costs it incurs in connection with seeking repayment.

3.	True Ups for Accelerated Payments

(a)    If the FY21 AIP performance multiplier determined to be applicable to FY21 AIP participants generally (the “Actual Performance Multiplier”) exceeds 110% of target performance, to the extent you received an Accelerated Bonus, the Company shall pay you at the time the FY21 AIP is generally paid to FY21 participants an amount equal to difference between the Actual Performance Multiplier and 110% with respect to your fiscal year 2021 AIP bonus (the “FY21 AIP Differential”), less applicable taxes and withholdings. However, if the Actual Performance Multiplier is less than 110%, to the extent you received an Accelerated Bonus, you shall repay the Company at the time the FY21 AIP is generally paid to FY21 participants the FY21 AIP Differential on a net after-tax basis and based on your 2021 marginal combined tax rate.

(b)    If the actual per share Merger Consideration (or per share consideration payable in connection with any Subsequent Merger) on the Closing Date (or the closing of any Subsequent Merger) exceeds $10.85, the Company shall pay you, or cause to be paid to you on the first regularly scheduled payroll date of the Surviving Corporation (as defined in the Merger Agreement) that is no less than five business days after the Effective Time (as defined in the Merger Agreement) or at such time as provided pursuant to any Subsequent Merger, the product of (i) the sum of the number of Accelerated Phantom RSUs and Accelerated Phantom PSUs and (ii) the difference between the actual Merger Consideration and $10.85, less applicable taxes and withholdings.

4.	Acknowledgement

(a)    You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth in Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Sections 2 and 3 above.

(b)    Any controversy arising out of or relating to this Acknowledgement or the breach of this Acknowledgement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Acknowledgement, shall be determined by a single arbitrator in Chicago, Illinois, in accordance with the rules of JAMS; provided, however, that either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the State of Illinois or the Federal courts of the United States of America located in the Northern District of Illinois in connection therewith. The decision of the arbitrator shall be final and binding and may be entered in any court of competent jurisdiction. The arbitrator may award the party the arbitrator determines has prevailed in the arbitration any legal fees and other fees and expenses that may be incurred in respect of enforcing its respective rights.

(c)    All disputes arising under or related to this Acknowledgement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Illinois as applied to agreements executed in and to be fully performed within that State.

(d)    If any court subsequently determines that any part of this Acknowledgement is invalid or unenforceable, the remainder of the Acknowledgement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Acknowledgment shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

This Acknowledgement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Acknowledgement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature page follows]

Agreed and acknowledged this          day of                     , 2021.

[NAME]

SCHEDULE A

Accelerated Payments for [Executive Name]

2021 Annual Bonus Payment to be Paid in December 2021 ($)	Number of RSUs to vest and settle in December 2021 (rather than vesting in 2022)	Value of RSUs to vest and settle in December 2021 (rather than 2022) based on $11.00 Estimated Stock Price ($)	Value of Phantom RSUs to vest and settle in December 2021 (rather than 2022) based on $10.85 ($)	Number of RSUs to vest and settle in December 2021 (rather than vesting in 2023)	Value of RSUs to vest and settle in December 2021 (rather than 2023) based on $11.00 Estimated Stock Price ($)	Value of Phantom RSUs to vest and settle in December 2021 (rather than 2023) based on $10.85 ($)	Number of RSUs to vest and settle in December 2021 (rather than vesting in 2024)	Value of RSUs to vest and settle in December 2021 (rather than 2024) based on $11.00 Estimated Stock Price ($)	Value of Phantom RSUs to vest and settle in December 2021 (rather than 2024) based on $10.85 ($)

Number of 2019 PSUs to vest and settle in December 2021 (at 150% performance)	Value of 2019 PSUs to vest and settle in December 2021 based on $11.00 Estimated Stock Price ($)	Value of 2019 Phantom PSUs to vest and settle in December 2021 based on $10.85 (at 150% performance) ($)	Number of 2020 PSUs to vest and settle in December 2021 (at 150% performance)	Value of 2020 PSUs to vest and settle in December 2021 based on $11.00 Estimated Stock Price ($)	Value of 2020 Phantom PSUs to vest and settle in December 2021 based on $10.85 (at 150% performance) ($)	Number of 2021 PSUs to vest and settle in December 2021 (at 100% performance)	Value of 2021 PSUs to vest and settle in December 2021 based on $11.00 Estimated Stock Price ($)

A-1